Exhibit 99.1

ATC Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CLOSES INSITE WIRELESS GROUP ACQUISITION

Boston, Massachusetts – December 23, 2020 – American Tower Corporation (NYSE: AMT) today announced that it has closed its acquisition of InSite Wireless Group, LLC (“InSite”). The total consideration for the transaction, subject to certain post-closing adjustments, was approximately $3.5 billion, including the assumption or repayment of existing InSite debt, and was funded by a combination of cash on hand and revolver borrowings.

Tom Bartlett, American Tower’s Chief Executive Officer stated, “We are pleased to close this immediately accretive transaction and expect to quickly begin driving new leasing activity on these high-quality, well-located assets. As 5G densification initiatives in the U.S. accelerate and network deployments in international markets continue, we believe we are well positioned to generate attractive, sustainable long-term growth, including on these new sites, while playing a key role in enhancing mobile broadband connectivity.”

American Tower expects the assets acquired from InSite to generate approximately $150 million in property revenue and approximately $115 million in gross margin in 2021.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 183,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, expected financial projections for the portfolio and the impact on our consolidated results. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2019, as updated in our Form 10-Q for the three months ended March 31, 2020, each under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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